Exhibit 99.1

Oaktree to Assume Management of Fifth Street Finance Corp. and Fifth Street Senior Floating Rate Corp. Business Development Companies

Transaction Provides Oaktree with BDC Platform with Scale

LOS ANGELES, CA. July 14, 2017 – Oaktree Capital Group, LLC (NYSE: OAK) (“OCG”) today announced that Oaktree Capital Management, L.P. (“Oaktree”) has signed a definitive asset purchase agreement under which Oaktree will become the new investment adviser to two business development companies (“BDCs”): Fifth Street Finance Corp. (NASDAQ: FSC) (“FSC”) and Fifth Street Senior Floating Rate Corp. (NASDAQ: FSFR) (“FSFR”). Oaktree will pay $320 million in cash to Fifth Street Management LLC (“FSM”) upon the close of the transaction. The parties expect the transaction to be completed in the fourth quarter of 2017.

“We are excited about the opportunity to serve as the investment adviser for FSC and FSFR,” said Jay Wintrob, Chief Executive Officer of Oaktree. “These BDCs are a clear strategic fit with Oaktree’s direct lending expertise, and the completion of this transaction will create a BDC platform with scale that leverages our deep credit expertise, loan origination capabilities and underwriting skills. Importantly, Oaktree has the investment experience and acumen to manage these portfolios effectively and to pursue new investment opportunities to maximize value for BDC investors over time.”

Oaktree portfolio manager Edgar Lee is expected to serve as CEO of both BDCs, which together have approximately $2.5 billion of assets under management across first lien, second lien, uni-tranche and mezzanine credits. Following the transaction, FSC will change its name to Oaktree Specialty Lending Corporation, and will trade under the ticker symbol OCSL; FSFR will change its name to Oaktree Strategic Income Corporation, and will trade under the ticker symbol OCSI.

“Oaktree has a foundation built on deep expertise in credit and we have significant experience investing across market cycles. We will seek to apply our rigorous credit underwriting process for the benefit of the shareholders of the BDCs by helping stabilize and improve the performance of both BDC portfolios as well as leverage our broad, global credit platform to source quality investments,” said Edgar Lee.

Following the closing of the transaction, Oaktree will replace FSM as the investment adviser to the BDCs, and an Oaktree affiliate will become their administrator. Oaktree’s proposed investment advisory agreements are more aligned with BDC shareholders as the management fee rate for FSC will be reduced from 1.75% to 1.50%, and the incentive fee will be reduced from 20.0% to 17.5% with respect to both income and capital gains. The incentive fee for FSFR will also be reduced from 20.0% to 17.5% with respect to both income and capital gains. The current FSFR management fee rate of 1.0% will remain unchanged. OCG expects the transaction to be immediately accretive to its adjusted net income.

The new advisory agreements, which have been unanimously approved by the independent directors of the boards of directors of FSC and FSFR, are subject to approval by the stockholders of FSC and FSFR. The FSC and FSFR boards of directors unanimously recommended that the stockholders of each BDC vote in favor of the new investment advisory agreement with Oaktree and related corporate governance matters, including the election of new directors. Fifth Street Holdings L.P. and Leonard Tannenbaum, Chairman and Chief Executive Officer of Fifth Street Asset Management Inc., have agreed to vote their shares in favor of the proposed investment advisory agreements and the new director nominees.

Following the closing of the transaction, all current FSC board members except Richard P. Dutkiewicz, and all current FSFR board members except Richard W. Cohen, have agreed to resign. Each BDC board has nominated Marc H. Gamsin, Craig Jacobson, Richard G. Ruben and Bruce Zimmerman as new independent directors and John Frank, Vice Chairman of Oaktree, as a new interested director of the board, each of whom would take office upon approval of the stockholders and the closing of the transaction. Mr. Frank is expected to serve as Chairman of each BDC board. The executive officers of FSC and FSFR will resign and will be replaced with individuals affiliated with Oaktree at the closing of the transaction.

Consummation of the transaction contemplated by the asset purchase agreement is subject to FSAM stockholder approval, approval of the new investment advisory agreements and new director nominees by the stockholders of both BDCs, Hart-Scott-Rodino antitrust clearance and other customary closing conditions.

Bank of America Merrill Lynch is serving as financial advisor and Simpson Thacher & Bartlett LLP is serving as legal advisor to Oaktree.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $100 billion in assets under management as of March 31, 2017. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 18 cities worldwide. For additional information, please visit Oaktree’s website at oaktreecapital.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which reflect the current views of OCG with respect to, among other things, its future results of operations and financial performance. In some cases, you can identify forward-looking statements by words such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and “would” or the negative version of these words or other comparable or similar words. These statements identify prospective information. Because forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in OCG’s filings with the SEC (including the factors listed in the item captioned “Risk Factors” in OCG’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017, which is accessible on the SEC’s website at www.sec.gov), and (i) the satisfaction of certain closing conditions specified in the definitive agreements relating to the proposed transaction, (ii) the parties’ ability to successfully close the proposed transaction and the timing of such closing, (iii) the impact of transaction expenses and potential litigation contingencies, (iv) that the proposed transaction may disrupt current plans and operations of the BDCs and (v) the possibility that competing offers or acquisition proposals related to the proposed transaction will be made.

Forward-looking statements speak only as of the date of this press release. Except as required by law, OCG does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts

Investor Relations:

Oaktree Capital Group, LLC

Andrea D. Williams, 213-830-6483

investorrelations@oaktreecapital.com

Media Relations:

Sard Verbinnen & Co

John Christiansen / David Millar

(415) 618-8750 / (212) 687-8080

mediainquiries@oaktreecapital.com